PRESS RELEASE

Plantronics Reports Q2 Fiscal Year 2007 Financial Results

FOR INFORMATION, CONTACT:	FOR IMMEDIATE RELEASE
Jon Alvarado	October 24, 2006
Treasurer and Director, Investor Relations
(831) 458-7533

SANTA CRUZ, CA. - October 24, 2006 - Plantronics, Inc., (NYSE: PLT) today announced second quarter revenues of $194.9 million, an increase of 13% from $172.2 million in the second quarter of fiscal 2006. Of the nearly $23 million in revenue growth, approximately $13 million was organic from communications headsets and $10 million was derived from Altec Lansing products. GAAP EPS was $0.26 compared to $0.28 in the second quarter of fiscal 2006 and non-GAAP EPS was $0.32. The difference between GAAP and non-GAAP earnings per share is the after-tax cost of equity-based compensation which was approximately $2.7 million or $0.06 per share.

Ken Kannappan, CEO and President, noted, “Revenues were in the middle of the $190 - $200 million range we estimated on July 25, 2006 while GAAP and non-GAAP EPS were above the ranges we estimated. Our July 25th estimated range for GAAP EPS was $0.17 to $0.21 and non-GAAP EPS was $0.22 to $0.27. A stronger product mix and lower expenses were the key reasons EPS was above the high-end of our range despite revenues being in the middle of the range.”

“Significant accomplishments during the quarter include:
•	positive retail acceptance of Plantronics new family of mobile Bluetooth and gaming headsets,
•	first Bluetooth headsets made in our China facility, and
•	new development relationships with Microsoft and IBM that reinforce Plantronics vision for next generation unified communications,” Kannappan concluded.

PLANTRONICS, INC. / 345 Encinal Street / P.O. Box 1802 / Santa Cruz, California 95051-1802
831-426-6060 / Fax 831-426-6098

ACG Segment

Second quarter revenues of $163 million for the Audio Communications Group (ACG) were up approximately 8% in comparison to $150.3 million in the year ago quarter. Office and Contact Center (OCC) and mobile headsets led the revenue growth, partially offset by declines in Computer, Gaming and Clarity product revenues. Within OCC, revenues from wireless office solutions increased over 35% compared to the year ago quarter while corded products were down slightly. Within mobile, Bluetooth products increased over 80% compared to the year ago quarter while corded products were down nearly 50%.

Sequentially, second quarter revenues were roughly flat with growth in OCC corded and Computer and Gaming products offset by a small decline in office wireless systems, a 7% decline in mobile product revenues, and a 1% decline in Clarity product revenues. The growth in professional grade corded headsets was a positive development in the second quarter after quarterly declines in the March and June quarters. The growth was broad-based geographically.

“While encouraging, we continue to believe that the overall trend for corded headsets over the next several years is flat to down slightly on an annual basis,” said Kannappan. “We believe such a trend is likely to continue as office professionals migrate to wireless headsets for their needs. Although there was a slight sequential decline in office wireless systems, bookings for this product category picked up strongly in the month of September and have continued at a good pace into October.”

Non-GAAP gross margin was down 1.2 points compared to the year ago quarter, but was up 1 point sequentially. Compared to the second quarter a year ago, product mix was unfavorable, but manufacturing efficiency within Plamex was much improved. On balance, the combination of these two factors accounted for an increase of 1.2 points. Offsetting that gain were higher provisions and other costs related to inventory compared to a year ago (1.4 pts), the cost of our China facility (.6 pts), and higher warranty costs (.4 pts).

Sequentially, the higher margin product mix and improved factory efficiency, both in Plamex and China, helped increase non-GAAP gross margin.

Given the weaker environment which we began to see in Q1, we reduced expenses and put in place additional cost control programs. Our actions resulted in non-GAAP operating expenses being reduced to levels slightly below the year ago quarter as well as down sequentially. We are encouraged by the results of our programs thus far and intend to continue our focus in this area, while balancing cost control with the need for investments in marketing and R&D.

As a result, non-GAAP operating income was $24.5 million or 15% of revenue compared to 13.6% in the year ago quarter, and 13.7% in the first quarter.

PLANTRONICS, INC. / 345 Encinal Street / P.O. Box 1802 / Santa Cruz, California 95051-1802
831-426-6060 / Fax 831-426-6098

AEG Segment

Second quarter revenues of approximately $31.9 million for the Audio Entertainment Group were up slightly from $31.3 million in the June quarter. We believe the audio accessories market that Altec competes in grew a bit more than this in the September quarter, though data for the month of September is not fully available to us yet. However, we believe Altec lost some market share in the quarter in the portable segment but gained some share in the powered segment primarily attributable to new product introductions for the European market.

With sales continuing to be slow and many key product transitions now completed, a $1.5 million provision for potential excess and obsolete inventory was taken. The major item contributing to this was a product Altec had designed to work with a satellite radio product which was delayed, possibly indefinitely, by the FCC. The combination of low revenues and a significant charge for inventory reserves led to non-GAAP gross margin declining sequentially from 18.9% in the first quarter to 18.5% in the second quarter.

The efforts of our integrated sales team approach are beginning to bear fruit. For example, six of Altec’s products will be available at Office Depot starting in November.

Balance Sheet and Cash Flow Highlights

“As anticipated, our inventories increased but we were able to bring ACG inventories down somewhat, limiting the inventory growth to AEG products. Accounts receivable declined $3.1 million sequentially with DSO improving from 56 days to 55 days. Cash flow from operations was $11 million despite a $10.7 million reduction in accounts payable. We reduced our line of credit by $3 million, paid $2.4 million in dividends and increased our total cash, cash equivalents and short-term investments by $1.6 million compared to the June quarter,” said Barbara Scherer, SVP & CFO.

Business Outlook

The following statements are based on current expectations. Many of these statements are forward-looking, and actual results may differ materially.

We have a “book and ship” business model whereby we ship most orders to our customers within 48 hours of our receipt of those orders, and we thus cannot rely on the level of backlog to provide visibility into potential future revenues. In addition, the incoming order rate tends to be high during the first part of the quarter and then fall significantly after as we approach the holidays and calendar year-end. While we attempt to take these historical trends into account when forecasting revenues, there can be no assurance that the decline won’t be steeper than we’ve estimated and/or that the incoming orders we expect to receive in the first eight weeks of the quarter will materialize either.

PLANTRONICS, INC. / 345 Encinal Street / P.O. Box 1802 / Santa Cruz, California 95051-1802
831-426-6060 / Fax 831-426-6098

Subject to the foregoing, we are currently expecting the following financial results for Q3 FY07:

•	Revenues for the third quarter of fiscal 2007 to be in the range of $205 - $215 million
•	Operating margins to improve sequentially in the AEG segment, but that the segment is still likely to run a GAAP operating loss in the third quarter given overall expected volumes and competition
•	Operating expenses to increase sequentially in ACG
•	Consolidated GAAP tax rate to be in the range of 25 - 27%
o	Rate is higher when pre-tax profits are higher
o
Rate is heavily dependent on the results of operations of AEG as losses in that group result in a lower consolidated corporate rate (whereas profits in AEG result in a higher consolidated corporate tax rate)

•	GAAP earnings per share of approximately $0.19 to $0.25
•	Non-GAAP earnings per share for the third quarter of fiscal 2007 to be in the range of $0.25 - $0.30

Plantronics does not intend to update these targets during the quarter or to report on its progress toward these targets. Plantronics will not comment on these targets to analysts or investors except by its next press release announcing its third quarter fiscal year 2007 results or by other public disclosure. Any statements by persons outside Plantronics speculating on the progress of the third quarter of the fiscal year will not be based on internal Company information and should be assessed accordingly by investors. The statements do not reflect the potential impact of any mergers or acquisitions that may be completed after the date of this release.

Conference Call Scheduled to Discuss Financial Results
Plantronics has scheduled a conference call to discuss the contents of this release. The conference call will take place today, Tuesday, October 24 at 2:00 PM (PDT). All interested investors and potential investors in Plantronics stock are invited to participate. To listen please dial in five to ten minutes prior to the scheduled starting time and refer to the "Plantronics Conference Call." Participants from North America should call (888) 301-8736 and other participants should call (706) 634-7260.

A replay of the call with the conference ID #6178394 will be available for 72 hours at (800) 642-1687 for callers from the United States and at (706) 645-9291 for all other callers. The conference call will also be simultaneously web cast at www.plantronics.com under Investor Relations, and the web cast of the conference call will remain available at the Plantronics Web site for thirty days.

Use of Non-GAAP Financial Information
We are reporting GAAP versus non-GAAP for equity-based compensation expense for the second quarter and year-to-date, and to isolate the earnings per share impact of a non-recurring real estate transaction (completed in Q1 FY07) in year-to-date results. We believe this is appropriate to enhance an overall understanding of our comparative financial performance and our prospects for the future.

PLANTRONICS, INC. / 345 Encinal Street / P.O. Box 1802 / Santa Cruz, California 95051-1802
831-426-6060 / Fax 831-426-6098

We also believe that our estimates of expense and the earnings per share impact from equity compensation pursuant to FAS 123(R) are subject to a number of risks and uncertainties which we had not faced prior to the first fiscal quarter of 2007, including our estimates of the forfeiture rate, the impact on diluted shares outstanding pursuant to the Treasury Stock method, and the tax rate which will apply to the pre-tax expense. Therefore, we are also estimating earnings per share for the third quarter on a GAAP and non-GAAP basis.

SAFE HARBOR

This release contains forward-looking statements within the meaning of Section 27A of the Securities Exchange Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Specific forward-looking statements include our estimates of revenues, margins, operating expenses, tax rate and earnings for the third quarter of fiscal 2007. These forward-looking statements involve a number of risks and uncertainties, and are based on current information and management judgment.

Among the factors that could cause actual results to differ materially from those projected are:

•	Our operating results are difficult to predict;
•
The market for our products is characterized by rapidly changing technology, short product life cycles, and frequent new product introductions, and we may not be able to develop, manufacture or market new products in response to changing customer requirements and new technologies;

•	The actions of existing and/or new competitors, especially with regard to pricing and promotional programs;
•	Product mix is difficult to estimate and standard margin varies considerably by product;
•
We have significant intangible assets and goodwill recorded on our balance sheet. If the carrying value of our intangible assets and goodwill is not recoverable, an impairment loss must be recognized which would adversely affect our financial results.

•	The inability to successfully develop, manufacture and market new products and achieve volume shipment schedules to meet demand;
•	A softening of the level of market demand for our products within our core contact center market and/or in the newer office, mobile, computer and residential markets;
•
Class action lawsuits are being brought against us and other Bluetooth headset manufacturers claiming “noise induced hearing loss”. While we believe these suits are without merit, the costs to defend against them could be high and the results of litigation are not predictable in any event;

PLANTRONICS, INC. / 345 Encinal Street / P.O. Box 1802 / Santa Cruz, California 95051-1802
831-426-6060 / Fax 831-426-6098

•	The entry of new competitors which could be spurred by changes in the regulatory environment, particularly laws requiring the use of hands-free devices by drivers when using cellular telephones;
•	Variations in sales and profits in higher tax, as compared to lower tax, jurisdictions;
•	Fluctuations in foreign exchange rates; and
•	Changes in the regulatory environment either as to headsets directly or as to the products, such as mobile phones, with which our products are used.
•
Additional risk factors include: changes in the timing and size of orders from our customers, price erosion, increased requirements from retail customers for marketing and advertising funding, failure to match production to demand, interruption in the supply of sole-sourced critical components, continuity of component supply at costs consistent with our plans, failure of our distribution channels to operate as we expect, failure to develop products that keep pace with technological changes, the inherent risks of our substantial foreign operations, problems which might affect our manufacturing facilities in Mexico or in China, further terrorist acts, our nation's response to terrorist attacks and the effects of these activities on capital and consumer spending, and the loss of the services of key executives and employees.

For more information concerning these and other possible risks, please refer to the Company's Annual Report on Form 10-K filed on June 5, 2006, quarterly reports filed on Form 10-Q and other filings with the Securities and Exchange Commission as well as recent press releases. These filings can be accessed over the Internet at http://www.sec.gov/edgar/searchedgar/companysearch.html

Financial Summaries
The following related charts are provided:
•	Summary Unaudited Condensed Consolidated Financial Statements
•	Summary Unaudited Condensed Statements of Operations by Segment
•	Unaudited GAAP to Non-GAAP Statements of Operations Reconciliation for Plantronics, Inc.
•	Unaudited GAAP to Non-GAAP Statements of Operations Reconciliations by Segment
•	Summary Unaudited Statements of Operations and Related Data

About Plantronics
In 1969, a Plantronics headset carried the historic first words from the moon: “That’s one small step for man, one giant leap for mankind.”  Since then, Plantronics has become the headset of choice for mission-critical applications such as air traffic control, 911 dispatch, and the New York Stock Exchange.  Today, this history of Sound Innovation™ is the basis for every product we build for the office, contact center, personal mobile, entertainment and residential markets. The Plantronics family of brands includes Plantronics, Altec Lansing, Clarity, and Volume Logic. For more information, go to www.plantronics.com or call (800) 544-4660.

Altec Lansing, Clarity, Plantronics, Sound Innovation, and Volume Logic are trademarks or registered trademarks of Plantronics, Inc. All other trademarks are the property of their respective owners.

PLANTRONICS, INC. / 345 Encinal Street / P.O. Box 1802 / Santa Cruz, California 95051-1802
831-426-6060 / Fax 831-426-6098

PLANTRONICS, INC.
SUMMARY CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except per share data)

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
	Three Months Ended		Six Months Ended
	September 30, 2005	September 30, 2006	September 30, 2005	September 30, 2006

Net revenues	$172,225	$194,934	$321,134	$390,003
Cost of revenues	98,223	117,548	173,983	236,642
Gross profit	74,002	77,386	147,151	153,361
Gross profit %	43.0%	39.7%	45.8%	39.3%

Research, development and engineering	16,122	16,805	29,888	35,404
Selling, general and administrative	37,823	44,558	67,715	89,447
Gain on sale of land	-	-	-	(2,637)
Total operating expenses	53,945	61,363	97,603	122,214
Operating income	20,057	16,023	49,548	31,147
Operating income %	11.6%	8.2%	15.4%	8.0%

Interest and other income (expense), net	1,031	267	1,263	1,252
Income before income taxes	21,088	16,290	50,811	32,399
Income tax expense	7,381	3,765	15,406	7,583
Net income	$13,707	$12,525	$35,405	$24,816

% of net revenues	8.0%	6.4%	11.0%	6.4%

Diluted earnings per common share	$0.28	$0.26	$0.72	$0.52
Shares used in diluted per share calculations	49,007	47,626	49,171	47,934

Tax rate	35.0%	23.1%	30.3%	23.4%

UNAUDITED CONSOLIDATED BALANCE SHEETS
	March 31, 2006	September 30, 2006
ASSETS
Cash and cash equivalents	$68,703	$51,013
Marketable securities	8,029	9,065
Total cash, cash equivalents, and short-term investments	76,732	60,078
Restricted cash	-	2,667
Accounts receivable, net	118,008	118,646
Inventory	105,882	139,426
Deferred income taxes	12,409	12,402
Other current assets	15,318	13,743
Total current assets	328,349	346,962
Property, plant and equipment, net	93,874	99,210
Intangibles, net	109,208	105,059
Goodwill	75,077	75,260
Other assets	5,741	5,648
	$612,249	$632,139
LIABILITIES AND STOCKHOLDERS' EQUITY
Line of credit	$22,043	$10,020
Accounts payable	48,574	50,381
Accrued liabilities	43,081	49,254
Income taxes payable	13,231	13,673
Total current liabilities	126,929	123,328
Deferred tax liability	48,246	45,205
Long-term liability	1,453	1,127
Total liabilities	176,628	169,660
Stockholders' equity	435,621	462,479
	$612,249	$632,139

AUDIO COMMUNICATIONS GROUP
SUMMARY CONDENSED FINANCIAL STATEMENTS
(in thousands, except per share data)

UNAUDITED STATEMENTS OF OPERATIONS
	Three Months Ended		Six Months Ended
	September 30, 2005	September 30, 2006	September 30, 2005	September 30, 2006

Net revenues	$150,300	$163,033	$299,209	$326,770
Cost of revenues	81,859	91,528	157,619	185,191
Gross profit	68,441	71,505	141,590	141,579
Gross profit %	45.5%	43.9%	47.3%	43.3%

Research, development and engineering	14,171	14,543	27,937	30,560
Selling, general and administrative	33,884	36,199	63,776	72,076
Gain on sale of land	-	-	-	(2,637)
Total operating expenses	48,055	50,742	91,713	99,999
Operating income	$20,386	$20,763	$49,877	$41,580
Operating income %	13.6%	12.7%	16.7%	12.7%

AUDIO ENTERTAINMENT GROUP
SUMMARY CONDENSED FINANCIAL STATEMENTS
(in thousands, except per share data)

UNAUDITED STATEMENTS OF OPERATIONS
	Three Months Ended		Six Months Ended
	September 30, 2005	September 30, 2006	September 30, 2005	September 30, 2006

Net sales	$21,925	$31,900	$21,925	$63,233
Cost of sales	16,364	26,020	16,364	51,451
Gross profit	5,561	5,880	5,561	11,782
Gross profit %	25.4%	18.4%	25.4%	18.6%

Research, development and engineering	1,951	2,262	1,951	4,844
Selling, general and administrative	3,939	8,359	3,939	17,372
Total operating expenses	5,890	10,621	5,890	22,216
Operating income	$(329)	$(4,741)	$(329)	$(10,434)
Operating income %	-1.5%	-14.9%	-1.5%	-16.5%

PLANTRONICS, INC.
UNAUDITED GAAP TO NON-GAAP RECONCILIATION
(in thousands, except per share data)

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
	Three Months Ended September 30, 2006			Six Months Ended September 30, 2006
	GAAP	Excluded (1)	Non-GAAP	GAAP	Excluded (1)	Non-GAAP

Net revenues	$194,934	$-	$194,934	$390,003	$-	$390,003
Cost of revenues	117,548	(692)	116,856	236,642	(1,480)	235,162
Gross profit	77,386	692	78,078	153,361	1,480	154,841
Gross profit %	39.7%		40.1%	39.3%		39.7%

Research, development and engineering	16,805	(881)	15,924	35,404	(1,908)	33,496
Selling, general and administrative	44,558	(2,367)	42,191	89,447	(4,988)	84,459
Gain on sale of land	-	-	-	(2,637)	2,637	-
Total operating expenses	61,363	(3,248)	58,115	122,214	(4,259)	117,955
Operating income	16,023	3,940	19,963	31,147	5,739	36,886
Operating income %	8.2%		10.2%	8.0%		9.5%

Interest and other income (expense), net	267	-	267	1,252	-	1,252
Income before income taxes	16,290	3,940	20,230	32,399	5,739	38,138
Income tax expense	3,765	1,284	5,049	7,583	1,727	9,310
Net income	$12,525	$2,656	$15,181	$24,816	$4,012	$28,828

% of net revenues	6.4%		7.8%	6.4%		7.4%

Diluted earnings per common share	$0.26	$0.06	$0.32	$0.52	$0.08	$0.60
Shares used in diluted per share calculations	47,626	47,626	47,626	47,934	47,934	47,934

(1)	Excludes stock-based compensation and gain on sale of land.

AUDIO COMMUNICATIONS GROUP
UNAUDITED GAAP TO NON-GAAP RECONCILIATION
(in thousands, except per share data)

UNAUDITED STATEMENTS OF OPERATIONS

	Three Months Ended September 30, 2006			Six Months Ended September 30, 2006
	GAAP	Excluded (2)	Non-GAAP	GAAP	Excluded (1)	Non-GAAP

Net revenues	$163,033	$-	$163,033	$326,770	$-	$326,770
Cost of revenues	91,528	(684)	90,844	185,191	(1,464)	183,727
Gross profit	71,505	684	72,189	141,579	1,464	143,043
Gross profit %	43.9%		44.3%	43.3%		43.8%

Research, development and engineering	14,543	(862)	13,681	30,560	(1,861)	28,699
Selling, general and administrative	36,199	(2,202)	33,997	72,076	(4,720)	67,356
Gain on sale of land	-	-	-	(2,637)	2,637	-
Total operating expenses	50,742	(3,064)	47,678	99,999	(3,944)	96,055
Operating income	$20,763	$3,748	$24,511	$41,580	$5,408	$46,988
Operating income %	12.7%		15.0%	12.7%		14.4%

(2)	Excludes stock-based compensation and gain on sale of land.

AUDIO ENTERTAINMENT GROUP
UNAUDITED GAAP TO NON-GAAP RECONCILIATION
(in thousands, except per share data)

UNAUDITED STATEMENTS OF OPERATIONS
	Three Months Ended September 30, 2006			Six Months Ended September 30, 2006
	GAAP	Excluded (3)	Non-GAAP	GAAP	Excluded (1)	Non-GAAP

Net revenues	$31,900	$-	$31,900	$63,233	$-	$63,233
Cost of revenues	26,020	(8)	26,012	51,451	(16)	51,435
Gross profit	5,880	8	5,888	11,782	16	11,798
Gross profit %	18.4%		18.5%	18.6%		18.7%

Research, development and engineering	2,262	(19)	2,243	4,844	(47)	4,797
Selling, general and administrative	8,359	(165)	8,194	17,372	(268)	17,104
Total operating expenses	10,621	(184)	10,437	22,216	(315)	21,901
Operating income	$(4,741)	$192	$(4,549)	$(10,434)	$331	$(10,103)
Operating income %	-14.9%		-14.3%	-16.5%		-16.0%

(3)	Excludes stock-based compensation.

Use of Non-GAAP Financial Information
To supplement our consolidated financial statements presented on a GAAP basis, Plantronics uses non-GAAP measures of operating results, which are adjusted to exclude the impact of all stock-based compensation charges under FAS 123R, and the gain on sale of land, which Plantronics considers a non-recurring transaction. At the segment level, we have presented non-GAAP statements that only show our results to the operating income line. On a consolidated basis, we have presented full non-GAAP statement of operations. The non-GAAP financial measures should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP, and the financial results calculated in accordance with GAAP and the reconciliations to those financial statements should be carefully evaluated. The non-GAAP financial measures used by the company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies.

Summary of Unaudited Statements of Operations and Related Data

	Q105	Q205	Q305	Q405	FY05	Q106	Q206 (1)	Q306	Q406	FY06 (1)	Q107 (2)	Q207 (2)
Net revenues	$131,370	$130,220	$150,583	$147,822	$559,995	$148,909	$172,225	$222,512	$206,748	$750,394	$195,069	$194,934
Cost of revenues	61,703	60,719	75,150	73,965	271,537	75,760	98,223	128,486	121,671	424,140	118,306	116,856
Gross profit	69,667	69,501	75,433	73,857	288,458	73,149	74,002	94,026	85,077	326,254	76,763	78,078
Gross profit %	53.0%	53.4%	50.1%	50.0%	51.5%	49.1%	43.0%	42.3%	41.2%	43.5%	39.4%	40.1%

Research, development and engineering	10,044	10,838	11,989	12,345	45,216	13,766	16,122	15,980	16,930	62,798	17,573	15,924
Selling, general and administrative	28,920	25,305	31,642	30,754	116,621	29,892	37,823	43,130	42,249	153,094	42,267	42,191
Operating expenses	38,964	36,143	43,631	43,099	161,837	43,658	53,945	59,110	59,179	215,892	59,840	58,115

Operating income	30,703	33,358	31,802	30,758	126,621	29,491	20,057	34,916	25,898	110,362	16,923	19,963
Operating income %	23.4%	25.6%	21.1%	20.8%	22.6%	19.8%	11.6%	15.7%	12.5%	14.7%	8.7%	10.2%

Income before income taxes	31,038	34,271	33,947	31,104	130,360	29,723	21,088	34,320	27,423	112,554	17,908	20,230
Income tax expense	8,691	9,596	9,505	5,048	32,840	8,025	7,381	9,279	6,719	31,404	4,261	5,049
Income tax expense as a percent
of income before taxes	28.0%	28.0%	28.0%	16.2%	25.2%	27.0%	35.0%	27.0%	24.5%	27.9%	23.8%	25.0%

Net income	22,347	24,675	24,442	26,056	97,520	21,698	13,707	25,041	20,704	81,150	13,647	15,181
Diluted shares outstanding	50,428	50,638	51,365	50,967	50,821	49,335	49,007	48,165	48,637	48,788	48,268	47,626
EPS	$0.44	$0.49	$0.48	$0.51	$1.92	$0.44	$0.28	$0.52	$0.43	$1.66	$0.28	$0.32

Net revenues from unaffiliated customers:
Audio Communication Group
Office and Contact center	82,815	86,204	92,470	104,846	366,335	105,425	107,475	114,290	119,334	446,524	114,267	115,813
Mobile	34,458	28,815	35,469	26,520	125,262	26,868	26,682	29,973	35,810	119,333	35,806	33,199
Gaming and Computer	6,992	8,515	15,259	9,038	39,804	9,344	8,906	9,419	7,987	35,656	7,289	7,727
Other specialty products	7,105	6,686	7,385	7,418	28,594	7,272	7,237	7,837	5,866	28,212	6,375	6,294
Audio Entertainment Group	-	-	-	-	-	-	21,925	60,993	37,751	120,669	31,332	31,900

Net revenues by geographical area
from unaffiliated customers:
Domestic	89,088	89,375	100,587	96,480	375,530	96,685	113,431	139,033	136,253	485,402	126,900	122,782
International	42,282	40,845	49,996	51,342	184,465	52,224	58,794	83,479	70,495	264,992	68,169	72,152

Balance Sheet accounts and metrics:
Accounts receivable, net	68,039	73,345	89,178	87,558	87,558	88,576	115,078	126,169	118,008	118,008	121,702	118,646
Days sales outstanding	47	51	53	53		54	60	51	51		56	55
Inventory, net	47,418	65,940	75,074	60,201	60,201	56,441	99,167	106,573	105,882	105,882	135,979	139,426
Inventory turns	5.2	3.7	4.0	4.9		5.4	4.0	4.8	4.6		3.5	3.4

(1) Includes Altec Lansing since the acquisition on August 18, 2005
(2) Non-GAAP